Exhibit 99.1

Partnership Contact:
Brian Meilton
(614) 643-0314
ir@OxfordResources.com

Oxford Resource Partners, LP Announces Second Quarter Distribution,
to Report Second Quarter 2011 Financial Results on August 4, 2011

COLUMBUS, Ohio, July 22, 2011 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) declared a cash distribution of $0.4375 per unit for the quarter ended June 30, 2011. The distribution will be paid on August 12, 2011 to all unitholders of record as of the close of business on August 1, 2011.

Oxford also announced today that it will report second quarter 2011 financial results before the market opens on Thursday, August 4, 2011. A conference call to review the results is scheduled to follow at 10:00 a.m. Eastern Time.

Participants may access the call by dialing (866) 804-6924 or (857) 350-1670 for international callers and providing passcode 37534845. The call will also be webcast live on the Internet in the Investor Relations section of Oxford’s website at www.OxfordResources.com.

An audio replay of the conference call will be available for seven days beginning at 1:00 p.m. Eastern Time on August 4, 2011 and can be accessed at (888) 286-8010 or (617) 801-6888 for international callers. The replay passcode is 45960802. The webcast will also be archived on Oxford’s website at www.OxfordResources.com for 30 days following the call.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. The Partnership markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. As of December 31, 2010, the Partnership controlled 93.5 million tons of proven and probable coal reserves, and it currently operates 21 active mines that are managed as eight mining complexes. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about Oxford is routinely posted on and accessible at www.OxfordResources.com.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of Oxford’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, Oxford’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

FORWARD-LOOKING STATEMENTS: Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership’s management believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Partnership’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: productivity levels, margins earned and the level of operating costs; weakness in global economic conditions or in customers’ industries; changes in governmental regulation of the mining industry or the electric power industry and the increased costs of complying with those changes; decreases in demand for electricity and changes in coal consumption patterns of U.S. electric power generators; the Partnership’s dependence on a limited number of customers; the Partnership’s inability to enter into new long-term coal sales contracts at attractive prices and the renewal and other risks associated with the Partnership’s existing long-term coal sales contracts, including risks related to adjustments to price, volume or other terms of those contracts; difficulties in collecting the Partnership’s receivables because of credit or financial problems of major customers, and customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; the Partnership’s ability to acquire additional coal reserves; the Partnership’s ability to respond to increased competition within the coal industry; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability or governmental regulations; significant costs imposed on the Partnership’s mining operations by extensive environmental laws and regulations, and greater than expected environmental regulation, costs and liabilities; legislation and regulatory and related court decisions and interpretations including issues related to climate change and miner health and safety; a variety of operational, geologic, permitting, labor and weather-related factors; limitations in the cash distributions the Partnership receives from Harrison Resources, LLC, and the ability of Harrison Resources, LLC to acquire additional reserves on economical terms from Consolidation Coal Company in the future; the potential for inaccuracies in estimates of the Partnership’s coal reserves; the accuracy of the assumptions underlying the Partnership’s reclamation and mine closure obligations; liquidity constraints; risks associated with major mine-related accidents; results of litigation; the Partnership’s ability to attract and retain key management personnel; greater than expected shortage of skilled labor; the Partnership’s ability to maintain satisfactory relations with employees; and failure to obtain, maintain or renew security arrangements. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Partnership’s filings with the U.S. Securities and Exchange Commission, which are incorporated by reference.